EXHIBIT 5.1


The American Energy Group, Ltd.
P. O. Box 105
Simonton, Texas 77476

Re:  Registration of 14,564,093 Common shares

Gentlemen:

      We have acted as legal counsel for The American Energy Group, Ltd., a Nevada corporation ("Company") in connection with the proposed sale, from time to time, of up to 14,564,093 shares of its Common Stock, par value $.001 including 2,181,529 shares of Common Stock issuable upon exercise of certain Warrants (the "Warrant Shares"), 1,500,000 shares of Common Stock issuable upon conversion of certain Convertible Debt (the "Debt Shares") and 10,882,564 shares of Common Stock outstanding in the hands of certain selling stockholders (the "Outstanding Shares") pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement")to be filed by the Company.

      We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

      Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Warrant Shares, Debt Shares and Outstanding Shares have been duly authorized, the Outstanding Shares have been legally issued, and are fully paid and non-assessable, and if and when issued to holders of Warrants and Convertible Debt directly upon the respective exercise and conversion thereof in accordance with all of the terms and conditions set forth in the Warrants and Convertible Debt instruments, the Warrant Shares and the Debt Shares will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,


/s/ Lindow & Treat, L.L.P.
    Lindow & Treat, L.L.P.

San Antonio, Texas
November 20, 2000